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                     May 2, 2023

       Timothy Bensley
       Chief Financial Officer
       agilon health, inc.
       6210 E Hwy 290, Suite 450
       Austin, TX 78723

                                                        Re: agilon health, inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-40332

       Dear Timothy Bensley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services